Exhibit 5.1

April 30, 2019

Allegiance Bancshares, Inc.

8847 West Sam Houston Parkway N., Suite 200

Houston, Texas 77040

Ladies and Gentlemen:

We have acted as special counsel to Allegiance Bancshares, Inc., a Texas corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of up to an aggregate of 1,300,000 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share (“Common Stock”), issuable pursuant to the Allegiance Bancshares, Inc. 2019 Amended and Restated Stock Awards and Incentive Plan (the “Plan”). We have been requested by the Company to render this opinion.

We have examined originals or copies identified to our satisfaction of (a) the Registration Statement in the form to be filed with the Commission on the date hereof; (b) the Plan; (c) the Certificate of Formation of the Company and the Bylaws of the Company, each as amended to date; (d) certain resolutions adopted by the Board of Directors of the Company relating to the Plan, the filing of the Registration Statement and certain related matters; and (e) such other instruments, documents and records as we have deemed necessary, relevant or appropriate for the purposes hereof. We have relied on, and assumed the accuracy of, certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to authentic original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based on the foregoing, subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that, when issued to the Plan participants in accordance with the provisions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

Bracewell LLP	T: +1.713.223.2300 F: +1.800.404.3970 711 Louisiana Street, Suite 2300, Houston, Texas 77002-2770 bracewell.com

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Allegiance Bancshares, Inc.

The foregoing opinion is based on and is limited to the applicable provisions of the laws of the State of Texas and the relevant federal law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated by the Commission thereunder.

Very truly yours,

/s/ Bracewell LLP

Bracewell LLP

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